EXHIBIT 15

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
OxySure Systems, Inc.
Frisco, Texas

We have reviewed the accompanying balance sheets of OxySure Systems, Inc. as of June 30, 2010 and December 31, 2009, and the related statements of operation, stockholders' equity, and cash flows for the three-month periods ended June 30, 2010 and 2009. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has suffered recurring losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 15 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.